Exhibit 5.1

[Letterhead of Deloitte LLP]

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in this Amendment No. 1 to Registration Statement No. 333-213603 on Form F-10 of our reports dated March 3, 2016 relating to the consolidated financial statements of BCE Inc. and subsidiaries (“BCE”) and the effectiveness of BCE’s internal control over financial reporting appearing in the annual report on Form 40-F of BCE for the year ended December 31, 2015. We also consent to the reference to us under “Interest of Experts” and “Experts” in the prospectus included in such Registration Statement.

Independent Registered Public Accounting Firm

/s/ Deloitte LLP[1]

Montréal, Canada

September 20, 2016

[1]	CPA auditor, CA, public accountancy permit no. A104630